EXHIBIT 10.13

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the "Agreement") is entered into as of April 11, 2005 (the "Effective Date") by and between FuelNation Inc. (the "Company"), and Chris R. Salmonson (the "Executive");

                                WITNESSETH THAT:

         WHEREAS, the Company and Executive have previously entered into an employment agreement dated October 2000, as subsequently amended from time to time (the "Prior Employment Agreement"); and

         WHEREAS, the Company wishes to continue to employ the Executive as its President and Chief Executive Officer and the Executive wishes to continue such employment;

         WHEREAS, the Company and Executive wish to formalize the continuation of the employment relationship by amending and restating the Prior Employment Agreement in its entirety in accordance with the terms and conditions set forth below in this Agreement.

         NOW THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, including but not limited to Employee's employment and the payments and benefits described herein, the sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1.       EMPLOYMENT.

         The Company shall employ Executive, and Executive shall be employed by the Company upon the terms and subject to the conditions set forth in this Agreement.

2.       TERM OF EMPLOYMENT.

         The term of this Agreement shall be a five (5) year period beginning on the Effective Date and ending on the fifth anniversary thereof. The period during which Executive is employed hereunder shall be referred to as the "Employment Period".

3.       DUTIES AND RESPONSIBILITIES.

(a) Executive shall serve as Chief Executive Officer and President of the Company and shall serve as Chairman of the Board of Directors of the Company (the "Board"). In such capacities, Executive shall perform such duties and have the power, authority and functions commensurate with such positions in similarly sized public companies and such other authority and functions consistent with such positions as may be assigned to Executive from time to time by the Board. Executive agrees that, notwithstanding his service as Chairman of the Board, other than in connection with a Change in Control, if the Board by formal resolution, either to comply with applicable regulations or rules or to comply with generally accepted best corporate governance practices for similar companies, determines that the Chairman of the Board should be a non-employee director, such determination by the Board that a non-employee director should serve as Chairman of the Board will not be deemed as a basis for Executive to Terminate for Good Reason.

(b) Executive shall devote substantially all of his working time, attention and energies to the business of the Company, and affiliated entities. Executive may make and manage his personal investments (provided such

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         investments in other activities do not violate, in any material respect, the provisions of Section 8 of this Agreement), be involved in charitable and professional activities and, with the consent of the Board (which shall not unreasonably be withheld or delayed) serve on boards of other for profit entities, provided such activities do not materially interfere with the performance of his duties hereunder. Service on the for-profit boards that Executive is currently serving on are hereby approved.

4.       COMPENSATION AND BENEFITS.

(a) ANNUAL BASE SALARY. During the Employment Period, the Executive shall receive an annual base salary (the "Annual Base Salary") at an annual rate of $240,000 less applicable taxes, or such higher rate as may be determined from time to time by the Board of Directors of the Company (the "Board"). The Annual Base Salary shall be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Annual Base Salary shall be reviewed at least annually, beginning no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date. Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary shall not be reduced after any such increase and the term "Annual Base Salary" shall refer to the Annual Base Salary as so increased.

(b) ANNUAL BONUS. In addition to the Annual Base Salary, during the Employment Period, Executive will be entitled to participate in an annual incentive compensation plan of the Company. The Executive's target annual bonus will be 100% of his Base Salary as in effect for such year (the "Target Bonus"), and his actual annual bonus may range from 0% to 250%, and will be determined based upon achievement of performance goals established by the Compensation Committee of the Board pursuant to such plan.

(c) ADDITIONAL COMPENSATION. As a further inducement to entering into this Agreement, Executive shall receive the following Incentive
         Compensation:

         (i) Incentive Compensation. The Employee shall be entitled to receive such bonus payments or incentive compensation as may be determined at any time or from time to time by the Board in its discretion. Without limiting the generality of the foregoing, during the Term, the Employee shall be entitled to participate in an annual management incentive bonus pool ("Bonus Pool") equal to ten percent (10%) of Company's Pre-tax Earnings. For purposes of this Section, the term "Pre-tax Earnings" means the Company's earnings before income taxes, as determined in accordance with generally accepted accounting principles, consistently applied with the Company's past practices, and as reflected in the Company's audited financial statements for the relevant fiscal year. If the Company does not achieve positive Pre-tax Earnings for any fiscal year, no Bonus Pool shall be established for such fiscal year. The Bonus Pool shall be allocated among Employee and such other officers of the Company as are recommended by the Employee and approved by the Board. The Board of Directors,in its sole discretion, shall determine the allocation of Bonus Pool funds among the eligible participants; provided, that the entire balance of the Bonus Pool shall be allocated each year. The portion of the Bonus Pool payable to the Employee with respect to any fiscal year (net of any tax or other amount properly withheld therefrom) shall be paid by the Company within ninety (90)days after the end of the fiscal year. The amount payable pursuant to this Section 4.c for any fiscal year during


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         which the Term expires or this Agreement is terminated shall be prorated and payable only with respect to the portion of the fiscal year during which the Employee was employed by the Company. No amount shall be payable pursuant to this Section 4.c with respect to any fiscal year during which the Executive's employment is terminated by the Company for Cause, or by the Employee as a result of his voluntarily resignation.

         (ii) Royalty Compensation. The Employee shall be entitled to receive a Royalty Compensation on oil contracts initiated through the efforts of employee such Royalty Compensation payments as may be determined at any time or from time to time by the Board in its discretion.

         (iii) Non-Dilution. The Employee shall be entitled to receive an equity non-dilution agreement for the current stock holdings in the company during the tenure of this employment agreement. Company will issue shares to employee to maintain no less than the current equity holdings, plus earned and bonus shares that may be issued and may be determined at any time or from time to time by the Board in its discretion.

(d) OTHER COMPENSATION. Executive shall be entitled to participate in any incentive or supplemental compensation plan or arrangement maintained or instituted by the Company, and covering its principal executive officers, at a level commensurate with his positions and to receive additional compensation from the Company in such form, and to such extent, if any, as the Compensation Committee may in its sole discretion from time to time specify.

(e) WELFARE BENEFIT PLANS. Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription drugs, dental, vision, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company.

(f) SUPPLEMENTAL ANNUAL RETIREMENT BENEFIT. Executive (or his spouse), that survives Executive) shall be entitled to the supplemental annual retirement benefit payable by the Company set forth below (the "Supplemental Annual Retirement Benefit"). The first applicable Supplemental Annual Retirement Benefit shall become payable upon the termination of Executive's employment with the Company, and such Supplemental Annual Retirement Benefit shall be payable each year to Executive through the remainder of his life in quarterly calendar installments (with a prorated initial installment if necessary), with a 50% right of survivorship.

         In the event Executive's employment terminates for any reason, the Supplemental Annual Retirement Benefit shall be (with proration between specified dates based on the number of three-month periods in which he was employed compared to 4 and, in any event $700,000 if after, at, or in contemplation of, a Change in Control):

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                                                           Supplemental Annual
Date of Employment Termination                             Retirement Benefit
------------------------------                             -------------------

On or after the fifth anniversary of the Effective Date          $700,000
On or after the fourth anniversary of the Effective Date         $500,000
On or after the third anniversary of the Effective Date          $300,000
On or after the second anniversary of the Effective Date         $200,000
On or after the first anniversary of the Effective Date          $100,000
Prior to the first anniversary of the Effective Date               None

(g) EXPENSE REIMBURSEMENT. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company.

(h) SECURITY BENEFIT. The Company will provide Executive with personal safety and security protection as appropriate and reasonable when traveling on behalf of the company to international locations.

(i) OFFICE AND SUPPORT STAFF. During the Employment Period, the Executive shall be entitled to an appropriate office at the principal place of business and at his personal residence provided by the Company.

(k) VACATION. During the Employment Period, Executive shall be entitled to vacation each year in accordance with the Company's policies in effect from time to time, but in no event less than four (4) weeks paid vacation per calendar year. The Executive shall be entitled to such periods of sick leave as is customarily provided by the Company for its senior executive employees.

5.       TERMINATION OF EMPLOYMENT.

Executive's employment hereunder may be terminated under the following circumstances:

(a) DEATH. Executive's employment hereunder shall terminate upon Executive's death.


(b) TOTAL DISABILITY. The Company may terminate Executive's employment hereunder upon Executive becoming "Totally Disabled". For purposes of this Agreement, Executive shall be "Totally Disabled" if Executive has been physically or mentally incapacitated so as to render Executive incapable of performing Executive's material usual and customary duties, with or without reasonable accommodation as required by law, under this Agreement for six (6) consecutive months (such consecutive absence not being deemed interrupted by Executive's return to service for less than 10 consecutive business days if absent thereafter for the same illness or disability). Any such termination shall be upon thirty
         (30) days written notice given at any time thereafter while Executive remains Totally Disabled, provided that a termination for Total Disability hereunder shall not be effective if Executive returns to full performance of his duties within such thirty (30) day period.

(c) TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate Executive's employment hereunder for "Cause" at any time. If the Company elects to terminate Executive's employment for Cause, the


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         Chairman of the Governance Committee of the Board shall provide ten
         (10) days written notice of the Company's intent to terminate Executive's employment for "Cause."

                  (i) For purposes of this Agreement, the term "Cause" shall be limited to (1) willful misconduct by Executive with regard to the Company which has a material adverse effect on the Company; (2) the willful refusal of Executive to attempt to follow the proper written direction of the Board, provided that the foregoing refusal shall not be "Cause" if Executive in good faith believes that such direction is illegal, unethical or immoral and promptly so notifies the Board; (3) substantial and continuing willful refusal by the Executive to attempt to perform the duties required of him hereunder (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which it is believed that the Executive has substantially and continually refused to attempt to perform his duties hereunder; or (4) the Executive being convicted of or a plea or nolo contendere to the charge of a felony (other than a felony involving a traffic violation or as a result of vicarious liability). For purposes of this paragraph, no act, or failure to act, on Executive's part shall be considered "willful" unless done or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

                  (ii) The ten (10) day notice of intent to terminate for Cause shall mean a notice that shall indicate the specific termination provision in Section 5(c)(i) relied upon and shall set forth in reasonable detail the facts and circumstances which provide for a basis for termination for Cause. Further, the ten (10) day notice of intent to terminate for Cause shall set the date at least ten (10) days after the date of the notice, and include a copy of a notice of a Special Meeting of the Board called for the purpose of considering such termination and which Executive and his representative shall have the right to attend and address the Board. For such termination for "Cause" to be effective, at least two-thirds (2/3rds) of the Board (not including the Executive) must find that, in the good faith of the Board, Executive engaged in conduct set forth in the definition of Cause herein and specifying the particulars thereof in reasonable detail. The date of termination for a termination for Cause shall be the date indicated in the minutes of the Special Meeting of the Board called to consider such termination for Cause. Any purported termination for Cause which is held by a court or arbitrator not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a termination by the Company without Cause.

(d) VOLUNTARY TERMINATION BY EXECUTIVE. Executive may terminate employment hereunder with or without Good Reason at any time upon thirty (30) days written notice to the Company.

                  (i) A Termination for Good Reason means a termination by Executive by written notice given within thirty (30) days after the occurrence of the Good Reason event, unless such


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                  circumstances are fully corrected prior to the date of
                  termination specified in the Notice of Termination for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence or failure to cause the occurrence, as the case may be, without Executive's express written consent, of any of the following circumstances: (1) any material diminution of Executive's positions, duties or responsibilities hereunder (except in each case in connection with the termination of Executive's employment for Cause or Total Disability or as a result of Executive's death, or temporarily as a result of Executive's illness or other absence), or, the assignment to Executive of duties or responsibilities that are inconsistent with Executive's then position; provided that if the Company becomes a fifty percent or more subsidiary of any other entity, Executive shall be deemed to have a material diminution of his position unless he is also Chairman and Chief Executive Officer of the ultimate parent entity; (2) removal of, or the nonreelection of, the Executive from officer positions with the Company specified herein or removal of the Executive from any of his then officer positions; (3) requiring Executive's principal place of business to be located other than in the Fort Lauderdale, Florida greater Metropolitan region; (4) a failure by the Company (I) to continue any bonus plan, program or arrangement in which Executive is entitled to participate (the "Bonus Plans"), provided that any such Bonus Plans may be modified at the Company's discretion from time to time but shall be deemed terminated if (x) any such plan does not remain substantially in the form in effect prior to such modification and (y) if plans providing Executive with substantially similar benefits are not substituted therefor ("Substitute Plans"), or (II) to continue Executive as a participant in the Bonus Plans and Substitute Plans on at least the same basis as to potential amount of the bonus as Executive participated in prior to any change in such plans or awards, in accordance with the Bonus Plans and the Substitute Plans, (5) any material breach by the Company of any provision of this Agreement, including without limitation Section 10 hereof; (6) Company's failure to nominate Executive as a member of the Board; or (7) failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume in a writing delivered to Executive upon the assignee becoming such, the obligations of the Company hereunder.

                  (ii) A Notice of Termination for Good Reason shall mean a notice that shall indicate the specific termination provision relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The failure by Executive to set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder. The Notice of Termination for Good Reason shall provide for a date of termination not less than ten (10) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given, provided that in the case of the events set forth in Sections 5(d)(i)(1) or (2) the date may be five (5) days after the giving of such notice.

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(e)      TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate
         Executive's employment hereunder without Cause at any time upon 30 days written notice to Executive.

(f) EFFECT OF TERMINATION. Upon any termination of employment, Executive shall immediately resign from all Board memberships and other positions with the Company or any of its subsidiaries held by him at such time.

6.       COMPENSATION FOLLOWING TERMINATION OF EMPLOYMENT.

In the event that Executive's employment hereunder is terminated, Executive shall be entitled to the following compensation and benefits upon such termination:

(a) TERMINATION IN THE EVENT OF DEATH. In the event that Executive's employment is terminated by reason of Executive's death, the Company shall pay the following amounts to Executive's beneficiary or estate:

                  (i) Any accrued but unpaid Base Salary for services rendered to the date of death, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination, any earned but unpaid bonuses for any prior period, and a pro-rata "bonus" or incentive compensation payment for the period in which such termination occurred to the extent payments are awarded senior executives and paid at the same time as senior executives are paid.

                  (ii) Any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements (including those referred to in Section 4(f) hereof), as determined and paid in accordance with the terms of such plans, policies and arrangements.

                  (iii) An amount equal to the Base Salary (at the rate in effect as of the date of Executive's death) which would have been payable to Executive if Executive had continued in employment for two additional years. Said payments will be paid to Executive's estate or beneficiary at the same time and in the same manner as such compensation would have been paid if Executive had remained in active employment.

                  (iv) As of the date of termination by reason of Executive's death, stock options awarded to Executive and the Restricted Stock Grant shall be fully vested and Executive's estate or beneficiary shall have up to one (1) year from the date of death to exercise all such options.

                  (v) As otherwise specifically provided herein.

(b) TERMINATION IN THE EVENT OF TOTAL DISABILITY. In the event that Executive's employment is terminated by reason of Executive's Total Disability as determined in accordance with Section 5(b), the Company shall pay the following amounts to Executive:

                  (i) Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination and any earned but unpaid


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                  bonuses for any prior period. Executive shall also be eligible for a pro-rata bonus or incentive compensation payment to the extent such awards are made to senior executives for the year in which Executive is terminated,

                  (ii) Any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements (including those referred to in Section 4(f) hereof) shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

                  (iii) An amount equal to the Base Salary (at the rate in effect as of the date of Executive's Total Disability) which would have been payable to Executive if Executive had continued in active employment for two years following termination of employment, less any payments under any long-term disability plan or arrangement paid for by the Company. Payment shall be made at the same time and in the same manner as such compensation would have been paid if Executive had remained in active employment until the end of such period,

                  (iv) As of the date of termination by reason of Executive's total disability, Executive shall be fully vested in all stock option awards and the Restricted Stock Grant and Executive shall have up to one (1) year from the date of termination by reason of total disability to exercise all such options.

                  (v) As otherwise specifically provided herein.

(c) TERMINATION FOR CAUSE. In the event that Executive's employment is terminated by the Company for Cause, the Company shall pay the following amounts to Executive:

                  (i) Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination and any earned but unpaid bonuses for any prior period.

                  (ii) Any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements (including those referred to in Section 4(f) hereof) shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

                  (iii) As otherwise specifically provided herein.

         Any options, restricted stock or other awards that have not vested prior to the date of such termination of employment shall be cancelled and any options held by Executive shall be cancelled, whether or not then vested.

(d) VOLUNTARY TERMINATION BY EXECUTIVE. In the event that Executive voluntarily terminates employment other than for Good Reason, the Company shall pay the following amounts to Executive:

                  (i) Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation


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                  accrued to the date of termination and any earned but unpaid bonuses for any prior period.

                  (ii) Any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements (including those referred to in Section 4(f) hereof) shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

                  (iii) As otherwise specifically provided herein.

         Any options, restricted stock or other awards that have not vested prior to the date of such termination of employment shall be cancelled and Executive shall have 90 days following termination of employment to exercise any previously vested options (or, if earlier, until the stated expiration thereof).

(e) TERMINATION BY THE COMPANY WITHOUT CAUSE; TERMINATION BY EXECUTIVE FOR GOOD REASON. In the event that Executive's employment is terminated by the Company for reasons other than death, Total Disability or Cause, or Executive terminates his employment for Good Reason, the Company shall pay the following amounts to Executive:

                  (i) Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination and any earned but unpaid bonuses for any prior period.

                  (ii) Any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(f) hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

                  (iii) An amount equal to two times the sum of Executive's Base Salary plus his Target Annual Bonus (in each case as then in effect), of which one-half shall be paid in a lump sum within ten (10) days after such termination and one-half shall be paid during the two (2) year period beginning on the date of Executive's termination and shall be paid at the same time and in the same manner as Base Salary would have been paid if Executive had remained in active employment until the end of such period.


                  (iv) The Company at its expense will continue for Executive and Executive's spouse and dependents, all health benefit plans, programs or arrangements, whether group or individual, and also including deferred compensation, disability, automobile, and other benefit plans, in which Executive was entitled to participate at any time during the twelve-month period prior to the date of termination, until the earliest to occur of (A) two years after the date of termination; (B) Executive's death (provided that benefits payable to Executive's beneficiaries shall not terminate upon Executive's death); or (C) with respect to any particular plan, program or arrangement, the date Executive becomes covered by a comparable benefit by a subsequent employer. In the event that Executive's continued participation in any such plan, program, or arrangement of the Company is prohibited, the Company will


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                  arrange to provide Executive with benefits substantially
                  similar to those which Executive would have been entitled to receive under such plan, program, or arrangement, for such period on a basis which provides Executive with no additional after tax cost.

                  (v) Except to the extent prohibited by law, and except as otherwise provided herein, Executive will be 100% vested in all benefits, awards, and grants accrued but unpaid as of the date of termination under any pension plan, profit sharing plan, supplemental and/or incentive compensation plans in which Executive was a participant as of the date of termination. Executive shall also be eligible for a bonus or incentive compensation payment, at the same time, on the same basis, and to the same extent payments are made to senior executives, pro-rated for the fiscal year in which the Executive is terminated.

                  (vi) Executive shall continue to vest in all stock option awards or restricted stock awards over the two (2) year period commencing on the date of such termination of employment. Executive shall have two (2) years and six (6) months after the date of termination to exercise all options, unless by virtue of the particular stock option award, the option grant expires on an earlier date.

                  (vii) As otherwise specifically provided herein.

(f) NO OTHER BENEFITS OR COMPENSATION. Except as may be provided under this Agreement, under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to Executive at the time of Executive's termination or resignation of employment, Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation.

(g) NO MITIGATION; NO SET-OFF. In the event of any termination of employment hereunder, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right, which the Company may have against the Executive or others, except upon obtaining by the Company of a final unappealable judgment against Executive.

7.       COMPENSATION PAYABLE FOLLOWING CHANGE IN CONTROL.

(a) PAYMENTS FOLLOWING A CHANGE IN CONTROL. In the event a "Change in Control" occurs and either: (i) the Executive elects, at any time following the one-year period after such Change in Control, and before the end of the second year after such Change of Control, to cease being the Chief Executive Officer of the Company; or (ii) Executive's employment is terminated within two years following such Change of Control by the Company for any reason other than for Cause, or by Executive for Good Reason, the Company shall pay the following amounts to Executive:

                  A. An amount equal to three times the sum of Executive's Base Salary plus his Target Annual Bonus (in each case as then in


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                  effect) payable in a lump-sum within 5 days following the
                  Change in Control or, if later, within five (5) days following the date the Executive ceases to be Chief Executive Officer of the Company. If the Executive's employment with the Company is terminated for any reason other than Cause on or after the date of the Change in Control, then (A) the amount provided in this Section 7(a)(i) shall be in lieu of any amounts otherwise due to the Executive under Section 6(e)(iii), and (B) benefits shall be continued for the period provided in Section 6(e)(iv), or for three years following the Change in Control, whichever provides the longer continuation period.

                  B. Executive will be 100% vested in all benefits, awards, and grants (including stock option grants and stock awards, all of such stock options remaining exercisable for a period of at least three (3) years following the Change in Control) accrued but unpaid as of the Change in Control under any non-qualified pension plan, supplemental and/or incentive compensation or bonus plans, in which Executive was a participant as of the date of the Change in Control and will be fully vested in the $700,000 retirement benefit provided under Section 4(f) hereof. Executive shall also receive a bonus or incentive compensation payment (the "bonus payment") equal to 250% of his then Base Salary, pro-rated as of the effective date of the termination. The bonus payment shall be payable within five(5) days after the Change in Control or, if later, within five (5) days following the date the Executive ceases to be Chief Executive Officer of the Company.

                  Subject to Executive's right to terminate for Good Reason, which Executive shall fully retain, Executive agrees to continue to serve as Chief Executive Officer of the Company for at least a one-year period following a Change in Control before exercising Executive's right to receive compensation payable following a Change in Control pursuant to this Section 7 (a).

         For purposes of this Agreement, following a Change in Control, the term "Company" shall include the entity surviving such Change in Control.

(b)      CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

                  (i) In the event that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the "Company Payments"), and such Company Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the Executive at the time specified in subsection (iv) below an additional amount (the "Gross-up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and for local income or payroll tax upon the Gross-up Payment provided for by this Section 7(b), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.

                  (ii) For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the "Total Payments") will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company's independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the "Accountants") such Total Payments (in whole or in part) either do not constitute "parachute payments," represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the "base amount" or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

                  (iii) For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up payment being repaid by the Executive if such repayment results in a reduction In Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Executive's claim for refund or credit is denied.

                  In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

                  (iv) The Gross-up Payment or portion thereof provided for in subsection (iii) above shall be paid not later than the thirtieth (30th) day following an event occurring which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection (iii) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting the Executive to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

                  (v) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive's representative shall cooperate with the Company and its representative.

                  (vi) The Company shall be responsible for all charges of the Accountant.

                  (vii) The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Section 7(b).

(c) LUMP SUM SETTLEMENT. The Company and the Executive each agree, after Termination of Executive's employment with the Company and upon written request of the other, to negotiate in good faith to reach a lump-sum settlement of all amounts owing to Executive and/or Executive's beneficiaries under the terms of this Agreement, including all amounts owing under Sections 4(e) and 4(f) hereof.

(d) CHANGE IN CONTROL. For purposes of this Agreement, "Change in Control" means the occurrence of any of the following events:

         (i)there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company where a majority of the Board of Directors of the surviving corporation are, and for a two-year period after the merger continue to be, persons who were directors of the Company immediately prior to the merger or were elected as directors, or nominated for election as director, by a vote of at least two-thirds of the directors then still in office who were directors of the Company immediately prior to the merger, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, or

         (ii)the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or

         (iii)(A) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, and (B) at any time during a period of two years thereafter, individuals who immediately prior to the beginning of such period constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination by the Board of Directors for election by the Company's shareholders of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

8.       RESTRICTIVE COVENANTS.

(a) COMPETITIVE ACTIVITY. Executive covenants and agrees that at all times during Executive's period of employment with the Company, and for two
         (2) years thereafter, Executive will not engage in, assist, or have any active interest or involvement, whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holding of less than 3% of the stock of a public company), partner, proprietor or any type of principal whatsoever in any person, firm, or business entity which, directly or indirectly, is engaged in the business competitive with that conducted and carried on by the Company, without the Company's specific written consent to do so. Notwithstanding the foregoing, Executive may be employed by or provide services to, an investment banking firm or consulting firm that provides services to entities described in the previous sentence, provided that Executive does not personally represent or provide services to such entities.


(b) NON-SOLICITATION. Executive covenants and agrees that at all times during Executive's period of employment with the Company, and for a period of two (2) years after the termination thereof, whether such termination is voluntary or involuntary by wrongful discharge, or otherwise, Executive will not directly and personally knowingly (i) induce any customers of the Company or corporations affiliated with the Company to patronize any similar business which competes with any material business of the Company; (ii) after his termination of employment, request or advise any customers of the Company or corporations affiliated with the Company to withdraw, curtail or cancel such customer's business with the Company; or (iii) after his termination of employment, individually or through any person, firm, association or corporation with which he is now, or may hereafter become associated, solicit, entice or induce any then employee of the Company, or any subsidiary of the Company, to leave the employ of the Company, or such other corporation, to accept employment with, or compensation from the Employee, or any person, firm, association or corporation with which Executive is affiliated without prior written consent of the Company. The foregoing shall not prevent Executive from serving as a reference for employees.


(c) PROTECTED INFORMATION. Executive recognizes and acknowledges that Executive has had and will continue to have access to various confidential or proprietary information concerning the Company, corporations affiliated with the Company, and its clients and third parties doing business with the Company of a special and unique value which may include, without limitation, (i) books and records relating to operation, finance, accounting, sales, personnel and management,
         (ii) policies and matters relating particularly to operations such as customer service requirements, costs of providing service and equipment, operating costs and pricing matters, and (iii) various trade or business secrets, including customer lists, route sheets, business opportunities, marketing or business diversification plans, business development and bidding techniques, methods and processes, financial data and the like, to the extent not generally known in the industry (collectively, the "Protected Information"). Executive therefore covenants and agrees that Executive will not at any time, either while employed by the Company or afterwards, knowingly make any independent use of, or knowingly disclose to any other person or organization (except as authorized by the Company) any of the Protected Information, provided that (I) while employed by the Company, Executive may in good faith make disclosures he believes desirable, and (II) Executive may comply with legal process.

9.       ENFORCEMENT OF COVENANTS.

(a) RIGHT TO INJUNCTION. Executive acknowledges that a breach of the covenants set forth in Section 8 hereof will cause irreparable damage to the Company with respect to which the Company's remedy at law for damages may be inadequate. Therefore, in the event of breach or threatened breach of the covenants set forth in Section 8 by Executive, Executive and the Company agree that the Company shall be entitled to the following particular forms of relief, in addition to remedies otherwise available to it at law or equity; injunctions, both preliminary and permanent, enjoining or restraining such breach or threatened breach and Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction.

(b) SEPARABILITY OF COVENANTS. The covenants contained in Section 8 hereof constitute a series of separate covenants, one for each applicable State in the United States and the District of Columbia, and one for each applicable foreign country. If in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 8 exceed the time, geographic, or occupational limitations permitted by applicable laws, Executive and the Company agree that such provisions shall and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws.

         Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. Executive and the Company further agree that the covenants in Section 8 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants of Section 8.

10.      INDEMNIFICATION.

The Company shall indemnify and hold harmless Executive to the fullest extent permitted by law for any action or inaction of Executive while serving as an officer and director of the Company or, at the Company's request, as an officer or director of any other, entity or as a fiduciary of any benefit plan. The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.

11.      DISPUTES AND PAYMENT OF ATTORNEY'S FEES.

If at any time during the term of this Agreement or afterwards there should arise any dispute as to the validity, interpretation or application of any term or condition of this Agreement, the Company agrees, upon written demand by Executive (and Executive shall be entitled upon application to any court of competent jurisdiction, to the entry of a mandatory injunction, without the necessity of posting any bond with respect thereto, compelling the Company) to promptly provide sums sufficient to pay on a current basis (either directly or by reimbursing Executive) Executive's costs and reasonable attorney's fees (including expenses of investigation and disbursements for the fees and expenses of experts, etc.) incurred by Executive in connection with reasonably seeking to enforce the terms of this Agreement. The provisions of this Section 11, without implication as to any other section hereof, shall survive the expiration or termination of this Agreement and of Executive's employment hereunder.

12.      WITHHOLDING OF TAXES.

The Company may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

13.      SOURCE OF PAYMENTS.

All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. Executive shall have no right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

14.      ASSIGNMENT.

Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Executive (but any payments due hereunder which would be payable at a time after Executive's death shall be paid to Executive's designated beneficiary or, if none, his estate) and shall be assignable by the Company only to any financially solvent corporation or other entity resulting from the reorganization, merger or consolidation of the company with any other corporation or entity or any corporation or entity to or with which. the Company's business or substantially all of its business or assets may be sold, exchanged or transferred, and it must be so assigned by the Company to, and accepted as binding upon it by, such other corporation or entity in connection with any such reorganization, merger, consolidation, sale, exchange or transfer in a writing delivered to Executive in a form reasonably acceptable to Executive (the provisions of this sentence also being applicable to any successive such transaction).

15.      ENTIRE AGREEMENT; AMENDMENT.

This Agreement shall supersede any and all existing oral or written agreements, representations, or warranties between Executive and the Company or any of its subsidiaries or affiliated entities relating to the terms of Executive's employment by the Company. It may not be amended except by a written agreement signed by both parties.

16.      GOVERNING LAW.

This Agreement shall be governed by and construed to accordance with the laws of the State of Texas applicable to agreements made and to be performed in that State, without regard to its conflict of laws provisions.

17.      REQUIREMENT OF TIMELY PAYMENTS.

If any amounts which are required, or determined to be paid or payable, or reimbursed or reimbursable, to Executive under this Agreement (or any other plan, agreement, policy or arrangement with the Company) are not so paid promptly at the times provided herein or therein, such amounts shall accrue interest, compounded daily, at an 8% annual percentage rate, from the date such amounts were required or determined to have been paid or payable, reimbursed or reimbursable to Executive, until such amounts and any interest accrued thereon are finally and fully paid, provided, however, that in no event shall the amount of interest contracted for, charged or received hereunder, exceed the maximum non-usurious amount of interest allowed by applicable law.

18.      NOTICES

Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, or by facsimile or by hand delivery, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

To the Company:            FuelNation Inc.
                           4121 SW 47th Avenue, Suite 1301
                           Davie, Florida 33314
                           Attention: Chris Salmonson

To Executive:              At the address for Executive set forth below.

19.      MISCELLANEOUS.

(a) WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(b) SEPARABILITY. Subject to Section 9 hereof, if any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

(c) HEADINGS. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

(d) RULES OF CONSTRUCTION. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

(e) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

FuelNation Inc.


By: /s/
    -------------------------
    Board Of Director

Date:

-----------------------------------

EXECUTIVE

Chris R. Salmonson
/s/ Chris R. Salmonson
-----------------------------------

Date:

-----------------------------------

Address: 4121 SW 47th Avenue, Suite 1301
         Davie, Florida 33314
         Attention: Chris Salmonson